INSTRUCTIONS AS TO USE OF
HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
RIGHTS CERTIFICATES

CONSULT THE COMPANY, THE SUBSCRIPTION AGENT,
YOUR BANK, OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Hotel Outsource Management International, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.001 per share (the “Common Stock”), as described in the prospectus, dated June 25, 2009 (the “Prospectus”). Recordholders of the Company’s Common Stock at 5:00 p.m., New York City time, on June 25, 2009, 2009 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Company’s Common Stock (the “Underlying Shares”). In the Rights Offering, the Company is offering up to an aggregate of 20,000,000 shares of its Common Stock issuable upon the exercise of the Subscription Rights pursuant to the Prospectus. Each Recordholder will receive one Subscription Right for each whole share of Common Stock the Recordholder owned at 5:00 p.m., New York City time, on the Record Date.

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on August 27, 2009 , unless the Company extends the rights offering period (as it may be extended, the “Expiration Date”). Each Subscription Right entitles the holder to purchase 0. 2880  shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $0.04 per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 28.80  shares of Common Stock (rounded down to 28  shares, with the total subscription payment being adjusted accordingly, as discussed in the Prospectus) for $.04 per full share pursuant to your Basic Subscription Right.

In addition, each holder of Subscription Rights who exercises the Basic Subscription Right in full will be eligible to an over-subscription privilege (the “Over-Subscription Privilege”) to subscribe to purchase a portion of any shares of Common Stock that are not purchased by the Company’s Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the limitations described in the Prospectus. The maximum number of shares of Common Stock that could be purchased pursuant to the Over-Subscription Privilege will be determined (subject to availability and the limits described in the Prospectus) according to the following formula based on the Recordholder’s percentage ownership of the Company’s outstanding Common Stock at 5:00 p.m., New York City time, on the Record Date: the total number of Unsubscribed Shares multiplied by a number equal to five times your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of the outstanding Common Stock at 5:00 p.m., New York City time, on the Record Date, you may purchase up to 10% of the Unsubscribed Shares pursuant to your Over-Subscription Privilege. Each Recordholder can determine its ownership percentage by dividing the number of Subscription Rights received in the Rights Offering by 69,453,364, the number of outstanding shares of Common Stock at 5:00 p.m., New York City time, on the Record Date.

The Subscription Rights are evidenced by Rights certificates (the “Rights Certificate”) registered in the Recordholder’s name or its nominee. Subscription Rights may not be sold, transferred, or assigned; provided, however, that the Subscription Rights are transferable by operation of law (for example, a transfer of the Subscription Rights to the estate of a recipient on the recipient’s death).

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy pursuant to the exercise of the Basic Subscription Right and the Over-Subscription Privilege before 5:00 p.m., New York City time, on the Expiration Date. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Recordholder wishes to maximize the number of shares purchased pursuant to its Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder pursuant to both the Basic Subscription Right and the Over-Subscription Privilege, assuming that no other Recordholder has purchased any shares of our Common Stock pursuant to their Basic Subscription Right.

Fractional shares of Common Stock resulting from the exercise of Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by Standard Registrar & Transfer Co. Inc. (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the appropriate Subscription Price, including final clearance of any checks, before 5:00 p.m., New York City time, on the Expiration Date. A Subscription Rights holder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire.

The Company will not be required to issue shares of Common Stock to you if the Subscription Agent does not receive your Rights Certificate or Notice of Guaranteed Delivery with your subscription payment before 5:00 p.m., New York City time, on the Expiration Date, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date. If the Company elects to extend the Expiration Date of the Rights Offering, it will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Date.

The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Subscription Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares for which you elect to subscribe pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PAYMENT FOR EACH SHARE OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Subscription Rights

To exercise Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share for which you are subscribing pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, before the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares for which you are subscribing (a) by check or bank draft drawn upon a U.S. bank or postal or express money order payable to the Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at ABA No. 124000054, further credit to Account Number 066-50232 9 at Zions Bank, 12271 South 900 East, Draper, Utah 84020, USA, with an account name of Standard Registrar & Transfer Co. Inc. as rights agent for Hotel Outsource Management International, Inc. (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal or express money order, or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five (5) or more business days to clear. Accordingly, Subscription Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order, or wire transfer of funds.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:
Standard Registrar & Transfer Co. Inc.
12528 South 1840 East
Draper, Utah 84020
Telephone Number for Confirmation: 801-571-8844

Delivery to an address other than those above does not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising rights, or require additional copies of relevant documents, please contact  Andrea I. Weinstein at: 212-344-1600.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of Exhibit A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, or from a bank, stockholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Shares of Common Stock for which you are subscribing under your Basic Subscription Right, the number of additional shares of Common Stock for which you are subscribing under your Over-Subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Rights Certificate or Rights Certificate evidencing such Subscription Rights within three (3) business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Subscription Right or Subscription Rights being exercise, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of

Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Rights Certificates at the address set forth above or may be transmitted to the Subscription Agent by facsimile transmission to Facsimile No. 801-571-2251. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from Andrea I. Weinstein at: 212-344-1600.

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If the Subscription Agent does not apply your full Subscription Price payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Company and the Subscription Agent, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Company can provide no assurances that each will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy an exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Stockholder pursuant to the Over-Subscription Privilege is less than the amount the Stockholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Stockholder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Date, and the Stockholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount the Stockholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Stockholder pursuant to the Over-Subscription Privilege, such Stockholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege.

If Over-Subscription Privilege requests exceed the number of Unsubscribed Shares available, we will allocate the available shares of Common Stock among Stockholders who over-subscribed by multiplying the number of shares requested by each Stockholder through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Unsubscribed Shares divided by (y) the total number of shares requested by all Stockholders through the exercise of their Over-Subscription Privileges.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Right.  As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will credit the Recordholder’s account with shares of Common Stock purchased pursuant to the Basic Subscription Right.

 (b) Over-Subscription Privilege.  As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will credit the Recordholders account with shares of Common Stock, if any, allocated to each Recordholder that validly exercises to the Over-Subscription Privilege.

(c) Excess Cash Payments.  As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received by the Subscription Agent will be returned, without interest, to each Recordholder.

3.	Sale or Transfer of Subscription Rights

The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer, or assign your subscription rights to anyone. The Subscription Rights are only transferable by operation of law (for example, a transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

4.	Execution

(a) Execution by Registered Holder.  The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder.  If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

5.	Method of Delivery

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the holders of the Subscription Rights. If sent by mail, the Company recommends that you send the Rights Certificate and Subscription payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date. The Company urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Date. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Date. The clearinghouse may require five (5) or more business days. Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.